Press Release

Investor Relations:	Media Relations:
Lisa M. Wilson	Tim Sullivan
In-Site Communications, Inc.	Dan Klores Communications
(212) 759-3929	(212) 981-5234
lwilson@insitecony.com	tim_sullivan@dkcnews.com

HYTHIAM ANNOUNCES SECOND QUARTER RESULTS

LOS ANGELES, CALIFORNIA — August 11, 2008 — Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the second quarter ended June 30, 2008, which include the consolidated results from Comprehensive Care Corporation (CompCare).

For the 2008 second quarter, the Company reported consolidated revenues of $11.6 million, which includes $2.0 million in revenues from Hythiam’s healthcare services business and $9.6 million in revenues from CompCare’s operations, compared to consolidated revenues of $11.3 million in the second quarter of 2007, which included $2.2 million in healthcare services revenues and $9.1 million in revenues from CompCare’s operations. There were a total of 246 patients treated with the PROMETA® Treatment Program in the second quarter of 2008 compared to 249 patients in the second quarter of 2007.  During the second quarter of 2008, there were 31 licensee sites contributing to revenues versus 42 in the same period last year.

As of June 30, 2008, the Company had consolidated cash, cash equivalents, and marketable securities of approximately $26.6 million, including $1.3 million held by CompCare.

In January 2008, the Company streamlined its healthcare services operations to focus on managed care opportunities, reducing cash operating expenses by 25% to 30% for the remainder of the year.  In April 2008, the Company took further action to streamline its operations by reducing operating costs an additional 20% to 25%.   Following the streamlining actions taken in the first and second quarters and as previously projected in the Company’s prior quarterly press release, the Company reduced its cash expenditures to approximately $7.7 million for its healthcare services operations in the second quarter of 2008, compared to an average of $11.5 million per quarter in 2007.

“We are excited about the progress we are making in managed care with our Catasys™ offering for substance dependence,” said Terren Peizer, Hythiam's Chairman and CEO.  “Third-party payors have struggled to implement effective treatments, and have been hindered by fragmented delivery systems and a lack of behavioral and medical integration, which have contributed to rising costs and patient dissatisfaction.  With our Catasys offering, payors are beginning to recognize the role that our program is able to play in reducing medical and behavioral costs through an integrated approach.”

Net loss for the 2008 second quarter was $14.1 million, or $0.26 per share, compared to a net loss of $12.3 million, or $0.28 per share, in the second quarter of 2007.  Included in the 2008 second quarter net loss was a $3.9 million net loss from CompCare’s operations and related purchase accounting adjustments, compared to $1.3 million for CompCare in the same period in 2007.  The consolidated net loss for the 2008 second quarter included consolidated non-cash charges for depreciation, amortization and stock-based compensation expenses of $2.8 million, compared to $1.8 million for similar expenses in the year-earlier period.  The consolidated net loss for the 2008 second quarter also included a non-cash charge of $1.3 million from the change in fair value of the Company’s warrant liability and $1.2 million in expenses relating to severance payments and other one-time costs, including $542,000 in stock-based compensation, incurred relating to actions taken in January 2008 and April 2008 to streamline the Company’s healthcare services operations.

Peizer continued, “Our second quarter reflects a continuing effort to align our resources toward Catasys and our managed care opportunities.  We are looking forward to the upcoming results of Dr. Walter Ling’s double-blind study out of UCLA on methamphetamine-dependent individuals and are excited about the growing repository of scientific support and validation for the PROMETA Treatment Program.  Top-line data recently presented by Dr. Raymond Anton on his double-blind placebo-controlled alcohol study out of the Medical University of South Carolina, showed statistically significant improvement for patients with greater symptoms of alcohol withdrawal—an important finding because most alcoholics presenting for treatment exhibit symptoms of withdrawal.  This data is also meaningful when considering that 56% of the approximate $50 billion of direct medical expenses is for the treatment of alcoholism.  These data and results from prior studies are expected to drive managed care adoption of the PROMETA Treatment Program and our Catasys offering, due to the impact of substance dependence on overall medical costs incurred by payors every year.”

“We are encouraged by the growing interest from a significant number of payors throughout the U.S. and are in various stages of development with these opportunities.  We look forward to updating shareholders on our continued progress toward achieving these significant objectives,” concluded Peizer.

BUSINESS OUTLOOK
The Company expects cash operating expenses of $6.6 million and $5.6 million in the third and fourth quarters of fiscal year 2008, compared to an average of $11.5 million per quarter in 2007 in its healthcare services operations.  Although the Company achieved approximately $2 million in revenues in each of the first two quarters of fiscal year 2008, it may further reduce expenses if revenue is impacted by seasonal and economic conditions.  Including only the Company’s private-pay business, and without considering any additional revenues from managed care opportunities, the Company projects to reduce its net cash burn to $3.5 million in the fourth quarter of fiscal year 2008, with operating expenses at a level sustainable into 2009.    The Company’s objective is to have three million covered lives under management by the end of 2009, which would lead to profitability.

Interested parties are invited to listen to the conference call today at 1:30 PM P.T. live over the Internet at http://www.hythiam.com or http://www.vcall.com. The call is also available by dialing (877) 407-8031, or for international callers (201) 689-8031.   A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com.  A telephonic replay will also be available until 11:59 p.m. PT on September 11, 2008, by dialing (877) 660-6853 or (201) 612-7415, and entering account number 286 and the conference code 292856.

About the PROMETA® Treatment Program
Hythiam's PROMETA Treatment Program is designed for use by health care providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs.  The PROMETA Treatment Program includes nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider.  As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.  To learn more, please visit www.prometainfo.com.

About Hythiam®
Hythiam, Inc. provides through its Catasys™ offering, behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers.  Catasys offers integrated substance dependence solutions built around the patented PROMETA Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers.  Hythiam also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment programs.  Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

Non-GAAP Measures
In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand the company’s financial performance and prospects for the future. The Company defines non-GAAP financial measures of “net cash burn” as its net change in its balance of cash, cash equivalents and marketable securities for the period (excluding equity and financing transactions), and “cash operating expenses” as its net cash burn plus revenues for the period.  This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Behavioral health managed care services	$9,582	$9,159	$18,915	$16,765
Healthcare services	2,031	2,181	4,037	3,432
Total revenues	11,613	11,340	22,952	20,197

Operating Expenses:
Behavioral health managed care expenses	11,707	9,348	21,446	16,501
Cost of healthcare services	524	423	1,005	759
General and administrative expenses	10,438	12,250	22,570	22,832
Research and development	915	729	2,273	1,740
Depreciation and amortization	688	610	1,391	1,157

Total operating expenses	24,272	23,360	48,685	42,989

Loss from operations	(12,659)	(12,020)	(25,733)	(22,792)

Interest income	203	396	644	908
Interest expense	(315)	(641)	(647)	(1,114)
Change in fair value of warrant liability	(1,312)	-	955	-
Other non-operating income, net	-	29	-	29
Loss before provision for income taxes	(14,083)	(12,236)	(24,781)	(22,969)

Provision for income taxes	10	16	23	26

Net loss	$(14,093)	$(12,252)	$(24,804)	$(22,995)

Basic and diluted net loss per share	$(0.26)	$(0.28)	$(0.46)	$(0.52)

Weighted average number of shares outstanding	54,440	44,126	54,403	43,984

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$6,413	$11,149
Marketable securities, at fair value	20,201	35,840
Restricted cash	87	39
Receivables, net	3,168	1,787
Notes receivable	64	133
Prepaids and other current assets	859	1,394
Total current assets	30,792	50,342

Property and equipment, net	3,806	4,291
Goodwill	10,445	10,557
Intangible assets, net	4,426	4,836
Deposits and other assets	736	620

Total Assets	$50,205	$70,646

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$5,337	$4,038
Accrued compensation and benefits	1,878	2,860
Accrued liabilities	2,674	2,030
Accrued claims payable	6,733	5,464
Short-term debt	4,962	4,742
Income taxes payable	100	94
Total current liabilities	21,684	19,228

Long-term debt	2,099	2,057
Accrued reinsurance claims payable	2,526	2,526
Warrant liability	1,842	2,798
Other long-term liabilities	511	773
Total liabilities	28,662	27,382

Stockholders' equity	21,543	43,264

Total Liabilities and Stockholders' Equity	$50,205	$70,646